Exhibit 99.1

Contact:
Edward Stiften, Chief Financial Officer
David Myers, Vice President Investor Relations
(314)	702-7173
investor.relations@express-scripts.com

Express Scripts’ CEO Adopts 10b5-1 Plan

ST. LOUIS, March 3, 2006—Express Scripts, Inc. (Nasdaq: ESRX) announced today that George Paz, the Company’s president and chief executive officer, has adopted a prearranged trading plan under Rule 10b5-1 of the Securities and Exchange Act of 1934.  Rule 10b5-1 permits officers and directors of public companies to adopt predetermined plans for selling specified amounts of stock.

“While I believe we are well-positioned in the PBM sector and am excited about our prospects for 2006 and beyond, I am adopting the 10b5-1 plan as a way of achieving prudent diversification of my investments,” added Paz. “The amount of shares covered under the trading plan represents less than 25 percent of my equity position in the Company.”  Other Express Scripts executives may from time to time adopt 10b5-1 plans in order to diversify their holdings.

Express Scripts, Inc. is one of the largest PBM companies in North America, providing PBM services to over 50 million members. Express Scripts serves thousands of client groups, including managed-care organizations, insurance carriers, employers, third-party administrators, public sector, and union-sponsored benefit plans.

Express Scripts provides integrated PBM services, including network-pharmacy claims processing, home delivery services, benefit-design consultation, drug-utilization review, formulary management, disease management, and medical- and drug-data analysis services.  The Company also distributes a full range of injectable and infusion biopharmaceutical products directly to patients or their physicians, and provides extensive cost-management and patient-care services.

Express Scripts is headquartered in St. Louis, Missouri. More information can be found at http://www.express-scripts.com, which includes expanded investor information and resources.

SAFE HARBOR STATEMENT
This press release contains forward-looking statements, including, but not limited to, statements related to the Company’s plans, objectives, expectations (financial and otherwise) or intentions. Actual results may differ significantly from those projected or suggested in any forward-looking statements.